SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE TO
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
WILLIS GROUP HOLDINGS LIMITED
(Name of Subject Company (Issuer) and Filing Person (Offeror))
OPTIONS TO PURCHASE COMMON STOCK, $0.000115 PAR VALUE
(Title of Class of Securities)
G9665108
(CUSIP Number of Class of Securities)
(Underlying Common Stock)
Adam G. Ciongoli
General Counsel
Willis Group Holdings Limited
One World Financial Center
200 Liberty Street, 7th Floor
New York, New York 10281
(212) 915-8899
(Name, Address and Telephone Numbers of Person
Authorized to Receive Notices and Communications on Behalf of Filing Person)

Copy to:

Craig W. Adas
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
(650) 802-3000
CALCULATION OF FILING FEE

Transaction Valuation *	Amount of Filing Fee
$5,260,262.40	$293.53

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,578,560 shares of Common Stock, $0.000115 par value, of Willis Group Holdings Limited will be purchased pursuant to this offer for an aggregate of $5,260,262.40 in cash. The actual transaction value will be based on the number of options tendered, if any, which may result in a lesser aggregate amount. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 5 for fiscal 2009, equals $55.80 per million dollars of the value of the transaction. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.
☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form or Registration Number: N/A	Date Filed: N/A
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer:     ☐
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Item 1. Summary Term Sheet	1

Item 2. Subject Company Information	1

Item 3. Identity and Background of Filing Persons	1

Item 4. Terms of the Transaction	1

Item 5. Past Contacts, Transactions, Negotiations and Agreements	1

Item 6. Purposes of the Transaction and Plans or Proposals	1

Item 7. Source and Amount of Funds or Other Consideration	2

Item 8. Interest in Securities of the Subject Company	2

Item 9. Persons/Assets, Retained, Employed, Compensated or Used	2

Item 10. Financial Statements	2

Item 11. Additional Information	2

Item 12. Exhibits	2

Item 13. Information Required by Schedule 13E-3	5

SIGNATURES	6

EXHIBIT INDEX	7
EX-99.A.1.A
EX-99.A.1.B
EX-99.A.1.C
EX-99.A.1.D
EX-99.A.1.E
EX-99.A.1.F
EX-99.A.1.G
EX-99.A.1.H
EX-99.A.1.I
EX-99.A.1.J
EX-99.A.1.K
EX-99.A.1.L

i

Item 1. Summary Term Sheet.
     The information set forth under Section I (“Summary of Terms”) in the “Offer to Purchase Eligible Stock Options” (the “Offer to Purchase”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.
Item 2. Subject Company Information.
     (a) The name of the issuer is Willis Group Holdings Limited, a Bermuda company (the “Company” or “Willis”). The address of the Company’s principal executive offices is c/o Willis Group Limited, The Willis Building, 51 Lime Street, London, EC3M 7DQ, England and its telephone number is +44 (0) 203 124 6000.
     (b) The information set forth under Section I (“Summary of Terms”) and Section III.1 (“General; Eligibility; Offer Expiration Time”) in the Offer to Purchase is incorporated herein by reference.
     (c) The information set forth in the Offer to Purchase under Section III.10 (“Price Range of Common Stock Underlying Eligible Options”) is incorporated herein by reference.
Item 3. Identity and Background of Filing Persons.
     (a) The Company is both the filing person and the subject company. The information set forth under Item 2(a) above and the information set forth in the Offer to Purchase under Schedule A: Information Concerning Our Directors and Executive Officers is incorporated herein by reference.
Item 4. Terms of the Transaction.
     (a) The information set forth under Item 2(b) above and in the Offer to Purchase under Section I (“Summary of Terms”), Section II (“Risks of Participating in the Offer”), Section III.1 (“General; Eligibility; Offer Expiration Time”), Section III.2 (“Valuation of Eligible Options; Total Payment”), Section III.3 (“Purpose”), Section III.4 (“Procedures for Tendering Eligible Options”), Section III.5 (“Withdrawal Rights”), Section III.6 (“Acceptance of and Payment for Eligible Options”), Section III.7 (“Extension of Offer; Termination; Amendment; Subsequent Offering Period”), Section III.8 (“Material Tax Consequences”), Section III.9 (“Conditions to Completion of the Offer”), Section III.12 (“Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer”), Section III.13 (“Legal Matters; Regulatory Approvals”), Section III.15 (“Source and Amount of Consideration”), and Schedule B: Guide to Issues in Non-U.S. Jurisdictions is incorporated herein by reference.
     The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 27, 2009, and the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2009, filed with the Securities and Exchange Commission on May 8, 2009, are incorporated herein by reference.
     (b) The information set forth in the Offer to Purchase under Section I (“Summary of Terms”) and Section III.11 (“Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options”) is incorporated herein by reference.
     The Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009, is incorporated herein by reference.
Item 5. Past Contacts, Transactions, Negotiations and Agreements.
     (e) The information set forth in the Offer to Purchase under Section III.11 (“Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options”) and Section III.17 (“Corporate Plans, Proposals and Negotiations”) is incorporated herein by reference.
     The Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009, is incorporated herein by reference.
Item 6. Purposes of the Transaction and Plans or Proposals.
     (a) The information set forth in the Offer to Purchase under Section I (“Summary of Terms”) and Section III.3 (“Purpose”) is incorporated herein by reference.
     (b) The information set forth in the Offer to Purchase under Section I (“Summary of Terms”), Section III.3 (“Purpose”) and Section III.12 (“Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer”) is incorporated herein by reference.

     (c) The information set forth in the Offer to Purchase under Section III.17 (“Corporate Plans, Proposals and Negotiations”) is incorporated herein by reference.
Item 7. Source and Amount of Funds or Other Consideration.
     (a) The information set forth in the Offer to Purchase under Section III.15 (“Source and Amount of Consideration”) is incorporated herein by reference.
     (b) Not applicable.
     (d) Not applicable.
Item 8. Interest in Securities of the Subject Company.
     (a) The information set forth in the Offer to Purchase under Section III.11 (“Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options”) and under Schedule A: Information Concerning Our Directors and Executive Officers is incorporated herein by reference.
     The Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009, is incorporated herein by reference.
     (b) The information set forth in the Offer to Purchase under Section III.11 (Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options) is incorporated herein by reference.
     The Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009, is incorporated herein by reference.
Item 9. Persons/Assets Retained, Employed, Compensated or Used.
     (a) Not applicable.
Item 10. Financial Statements.
     (a) Not applicable.
     (b) Not applicable.
Item 11. Additional Information.
     (a) The information set forth in the Offer to Purchase under Section III.11 (“Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options”) and Section III.13 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.
     The information set forth in the following filings is incorporated herein by reference: (i) the Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009; (ii) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 27, 2009; (iii) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 8, 2009; (iv) the Company’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 5, 2009, February 6, 2009, February 12, 2009, March 11, 2009, March 12, 2009, May 12, 2009, June 10, 2009, June 17, 2009 and June 29, 2009; and (v) a description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form S-3, as filed June 19, 2009, under the Securities Act of 1933, as amended, together with any amendments or reports filed for the purpose of updating such information. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the Securities and Exchange Commission, except solely as indicated above (information furnished on Current Reports on Form 8-K filed with the Securities and Exchange Commission on June 17, 2009 and June 29, 2009).
     (b) Not applicable.
Item 12. Exhibits.

Exhibit No.	Exhibit Name
(a)(1)(A)	Offer to Purchase Eligible Stock Options, dated July 8, 2009.

Exhibit No.	Exhibit Name
(a)(1)(B)	Form of Email to Eligible Employees Announcing Offer to Purchase.

(a)(1)(C)	Script for Initial Informational Call Regarding Offer to Purchase.

(a)(1)(D)	Employee Presentation Slides Regarding Offer to Purchase.

(a)(1)(E)	Form of Email to Eligible Employees Distributing Log-in ID.

(a)(1)(F)	Form of Email to Eligible Employees Distributing Log-in Password.

(a)(1)(G)	Form of Email to Eligible Employees Confirming Election to Tender Eligible Options.

(a)(1)(H)	Form of Reminder Email Regarding Expiration of Offer.

(a)(1)(I)	Form of Email to Eligible Employees Announcing the Expiration of Offer to Purchase.

(a)(1)(J)	Paper Election Form.

(a)(1)(K)	Paper Election Withdrawal Notice.

(a)(1)(L)	Text of Offer Website.

(a)(5)(A)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 27, 2009 (incorporated herein by reference).

(a)(5)(B)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 8, 2009 (incorporated herein by reference).

(a)(5)(C)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 5, 2009 (incorporated herein by reference).

(a)(5)(D)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2009 (incorporated herein by reference).

(a)(5)(E)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2009 (incorporated herein by reference).

(a)(5)(F)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 11, 2009 (incorporated herein by reference).

(a)(5)(G)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 12, 2009 (incorporated herein by reference).

(a)(5)(H)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 12, 2009 (incorporated herein by reference).

(a)(5)(I)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 10, 2009 (incorporated herein by reference).

(a)(5)(J)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 17, 2009 (incorporated herein by reference).

(a)(5)(K)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 29, 2009 (incorporated herein by reference).

(a)(5)(L)	The Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009 (incorporated herein by reference).

(a)(5)(M)	A description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form S-3, filed June 19, 2009, under the Securities Act of 1933, as amended, together with any amendments or reports filed for the purpose of updating such information (incorporated herein by reference).

(b)	Not applicable.

(d)(A)	Amended and Restated 1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings Limited (1).

(d)(B)	Amended and Restated Willis Award Plan for Key Employees of Willis Group Holdings Limited (2).

Exhibit No.	Exhibit Name
(d)(C)	Amended and Restated Willis Group Holdings Limited 2001 Share Purchase and Option Plan (3).

(d)(D)	Willis Group Holdings Limited 2001 Bonus and Stock Plan (4).

(d)(E)	Willis Group Holdings Limited 2001 North America Employee Stock Purchase Plan (5).

(d)(F)	Willis Group Holdings Limited 2008 Share Purchase and Option Plan (6).

(d)(G)	Restated Form of Willis Partners Plan Option Agreement (May 6, 2008) under the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (7).

(d)(H)	Form of Employment Agreement dated March 13, 2007 between Willis Limited and Grahame J. Millwater (8)

(d)(I)	Form of Amended and Restated Employment Agreement, dated as of March 26, 2001, between Willis Group Holdings Limited and Joseph J. Plumeri (9)

(d)(J)	Second Amendment to the Amended and Restated Employment Agreement between Willis North America Inc. and Joseph J. Plumeri (10)

(d)(K)	Second Amended and Restated Employment Agreement, dated as of June 1, 2003, between Willis Group Holdings Limited, Willis North America, Inc. and Joseph J. Plumeri (11)

(d)(L)	Third Amended and Restated Employment Agreement, dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (12)

(d)(M)	First Amendment to the Third Amended and Restated Employment Agreement dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri dated March 9, 2007 (13)

(d)(N)	Fourth Amended and Restated Employment Agreement dated February 29, 2008, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (14)

(d)(O)	First Amendment dated December 31, 2008 to the Fourth Amended and Restated Employment Agreement dated February 29, 2008, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (15)

(d)(P)	Form of Employment Agreement dated March 13, 2007, between Willis Limited and Patrick Regan (16)

(d)(Q)	Form of Employment Agreement dated December 17, 2007 between Willis Limited and Tim Wright (17)

(d)(R)	Form of Employment Agreement dated January 24, 1994, between Willis Faber North America, Inc. and Peter C. Hearn (18)

(d)(S)	Agreement of Restrictive Covenants and Other Obligations dated as of May 6, 2008 between the Company and Peter Hearn (19)

(d)(T)	Form of Employment Agreement dated November 10, 2004, between Willis Limited and David Margrett (20)

(g)	Not applicable.

(h)	Not applicable.

(1)	Incorporated by reference to Exhibit No. 4.5 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on June 15, 2001.

(2)	Incorporated by reference to Exhibit No. 4.6 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on June 15, 2001.

(3)	Incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2005.

(4)	Incorporated by reference to Exhibit No. 4.8 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on November 21, 2001.

(5)	Incorporated by reference to Exhibit No. 4.3 to Registration Statement No. 333-62780 filed with the Securities and Exchange Commission on June 12, 2001.

(6)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 9, 2008.

(7)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2008.

(8)	Incorporated by reference to Exhibit No. 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(9)	Incorporated by reference to Exhibit No. 10.9 to Registration Statement No. 333-60982 filed with the Securities and Exchange Commission on May 31, 2001.

(10)	Incorporated by reference to Exhibit No. 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 26, 2003.

(11)	Incorporated by reference to Exhibit No. 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 15, 2004.

(12)	Incorporated by reference to Exhibit No. 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 8, 2005.

(13)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(14)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

(15)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2009.

(16)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(17)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

(18)	Incorporated by reference to Exhibit No. 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 27, 2008.

(19)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2008.

(20)	Incorporated by reference to Exhibit No. 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 27, 2008.
Item 13. Information Required by Schedule 13E-3.
          Not applicable.

SIGNATURES
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: July 8, 2009

WILLIS GROUP HOLDINGS LIMITED
By:	/s/ Adam G. Ciongoli
Adam G. Ciongoli
General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Name
(a)(1)(A)	Offer to Purchase Eligible Stock Options, dated July 8, 2009.

(a)(1)(B)	Form of Email to Eligible Employees Announcing Offer to Purchase.

(a)(1)(C)	Script for Initial Informational Call Regarding Offer to Purchase.

(a)(1)(D)	Employee Presentation Slides Regarding Offer to Purchase.

(a)(1)(E)	Form of Email to Eligible Employees Distributing Log-in ID.

(a)(1)(F)	Form of Email to Eligible Employees Distributing Log-in Password.

(a)(1)(G)	Form of Email to Eligible Employees Confirming Election to Tender Eligible Options.

(a)(1)(H)	Form of Reminder Email Regarding Expiration of Offer.

(a)(1)(I)	Form of Email to Eligible Employees Announcing the Expiration of Offer to Purchase.

(a)(1)(J)	Paper Election Form.

(a)(1)(K)	Paper Election Withdrawal Notice.

(a)(1)(L)	Text of Offer Website.

(a)(5)(A)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 27, 2009 (incorporated herein by reference).

(a)(5)(B)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 8, 2009 (incorporated herein by reference).

(a)(5)(C)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 5, 2009 (incorporated herein by reference).

(a)(5)(D)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2009 (incorporated herein by reference).

(a)(5)(E)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2009 (incorporated herein by reference).

(a)(5)(F)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 11, 2009 (incorporated herein by reference).

(a)(5)(G)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 12, 2009 (incorporated herein by reference).

(a)(5)(H)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 12, 2009 (incorporated herein by reference).

(a)(5)(I)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 10, 2009 (incorporated herein by reference).

(a)(5)(J)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 17, 2009 (incorporated herein by reference).

(a)(5)(K)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 29, 2009 (incorporated herein by reference).

(a)(5)(L)	The Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009 (incorporated herein by reference).

(a)(5)(M)	A description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form S-3, filed June 19, 2009, under the Securities Act of 1933, as amended, together with any amendments or reports filed for the purpose of updating such information (incorporated herein by reference).

(b)	Not applicable.

Exhibit No.	Exhibit Name
(d)(A)	Amended and Restated 1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings Limited (1).

(d)(B)	Amended and Restated Willis Award Plan for Key Employees of Willis Group Holdings Limited (2).

(d)(C)	Amended and Restated Willis Group Holdings Limited 2001 Share Purchase and Option Plan (3).

(d)(D)	Willis Group Holdings Limited 2001 Bonus and Stock Plan (4).

(d)(E)	Willis Group Holdings Limited 2001 North America Employee Stock Purchase Plan (5).

(d)(F)	Willis Group Holdings Limited 2008 Share Purchase and Option Plan (6).

(d)(G)	Restated Form of Willis Partners Plan Option Agreement (May 6, 2008) under the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (7).

(d)(H)	Form of Employment Agreement dated March 13, 2007 between Willis Limited and Grahame J. Millwater (8)

(d)(I)	Form of Amended and Restated Employment Agreement, dated as of March 26, 2001, between Willis Group Holdings Limited and Joseph J. Plumeri (9)

(d)(J)	Second Amendment to the Amended and Restated Employment Agreement between Willis North America Inc. and Joseph J. Plumeri (10)

(d)(K)	Second Amended and Restated Employment Agreement, dated as of June 1, 2003, between Willis Group Holdings Limited, Willis North America, Inc. and Joseph J. Plumeri (11)

(d)(L)	Third Amended and Restated Employment Agreement, dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (12)

(d)(M)	First Amendment to the Third Amended and Restated Employment Agreement dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri dated March 9, 2007 (13)

(d)(N)	Fourth Amended and Restated Employment Agreement dated February 29, 2008, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (14)

(d)(O)	First Amendment dated December 31, 2008 to the Fourth Amended and Restated Employment Agreement dated February 29, 2008, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (15)

(d)(P)	Form of Employment Agreement dated March 13, 2007, between Willis Limited and Patrick Regan (16)

(d)(Q)	Form of Employment Agreement dated December 17, 2007 between Willis Limited and Tim Wright (17)

(d)(R)	Form of Employment Agreement dated January 24, 1994, between Willis Faber North America, Inc. and Peter C. Hearn (18)

(d)(S)	Agreement of Restrictive Covenants and Other Obligations dated as of May 6, 2008 between the Company and Peter Hearn (19)

(d)(T)	Form of Employment Agreement dated November 10, 2004, between Willis Limited and David Margrett (20)

(g)	Not applicable.

(h)	Not applicable.

(1)	Incorporated by reference to Exhibit No. 4.5 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on June 15, 2001.

(2)	Incorporated by reference to Exhibit No. 4.6 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on June 15, 2001.

(3)	Incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2005.

(4)	Incorporated by reference to Exhibit No. 4.8 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on November 21, 2001.

(5)	Incorporated by reference to Exhibit No. 4.3 to Registration Statement No. 333-62780 filed with the Securities and Exchange Commission on June 12, 2001.

(6)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 9, 2008.

(7)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2008.

(8)	Incorporated by reference to Exhibit No. 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(9)	Incorporated by reference to Exhibit No. 10.9 to Registration Statement No. 333-60982 filed with the Securities and Exchange Commission on May 31, 2001.

(10)	Incorporated by reference to Exhibit No. 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 26, 2003.

(11)	Incorporated by reference to Exhibit No. 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 15, 2004.

(12)	Incorporated by reference to Exhibit No. 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 8, 2005.

(13)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(14)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

(15)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2009.

(16)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(17)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

(18)	Incorporated by reference to Exhibit No. 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 27, 2008.

(19)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2008.

(20)	Incorporated by reference to Exhibit No. 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 27, 2008.